AMENDMENT TO RIGHTS AGREEMENT

This Amendment dated as of September 10, 2007 (this “Amendment”), amends the Rights Agreement, dated as of September 14, 1999 (the “Agreement”), by and between United Retail Group, Inc. a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York banking corporation (the “Rights Agent”).  All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

Whereas, Redcats USA, Inc., a Delaware corporation (“Parent”), Boulevard Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of the Company (“Common Stock”) and (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

Whereas, concurrently with the execution of the Merger Agreement, Parent, Merger Sub, the Company and Mr. Raphael Benaroya are entering into a share tender agreement, dated as of the date hereof (the “Tender Agreement”), pursuant to which Mr. Benaroya will tender his shares of Common Stock in the Offer;

Whereas, pursuant to resolutions adopted on September 10, 2007 (the “Board Resolutions”), the Board of Directors of the Company has approved the Merger Agreement and the Tender Agreement;

Whereas, Section 27(a) of the Agreement provides that prior to the Distribution Date, and subject to the to the penultimate sentence of such Section 27(a) of the Agreement, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of Common Stock;

Whereas, no Distribution Date has occurred and no person is an Acquiring Person; and

Whereas, pursuant to the Board Resolutions, the Board of Directors of the Company has unanimously determined that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the Merger Agreement, the Tender Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) and the Tender Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing.

Now, Therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.      Amendment of the Agreement.

(a)           Section 1 of the Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

“Redcats” shall mean Redcats USA, Inc., a Delaware corporation, or any of its subsidiaries, including Merger Sub.

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 10, 2007, by and among the Company, Redcats and Merger Sub, as it may be amended from time to time.

“Merger Sub” shall mean Boulevard Merger Sub, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Redcats.

“Offer” shall mean the “Offer” as such term is defined in the Merger Agreement.

“Tender Agreement” shall mean the Tender Agreement, by and among the Company, Redcats, Merger Sub and Raphael Benaroya, dated as of September 10, 2007, as it may be amended from time to time.

(b)           The definition of Acquiring Person in Section 1 of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Redcats, Merger Sub or their Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person for purposes of this Agreement by virtue of one or more of (i) the approval, execution or delivery of the Merger Agreement or the Tender Agreement, (ii) the public or other announcement of the Merger Agreement, the Tender Agreement, or any transaction contemplated by or arising in connection with the Merger Agreement (including the Offer and the Merger) or the Tender Agreement, or (iii) the consummation of the Offer, the Merger, or any transaction contemplated by or arising in connection with the Merger Agreement (including the Offer and the Merger) or the Tender Agreement (each such event and any combination of such events, an “Exempt Event”)”

(c)           The definition of Section 11(a)(ii) Event in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “Section 11(a)(ii) hereof”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or deemed to be, or result in, a Section 11(a)(ii) Event.”

(d)           The definition of Section 13 Event in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “Section 13(a) hereof”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or deemed to be, or result in, a Section 13 Event.”

(e)           The definition of Stock Acquisition Date in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “has become an Acquiring Person”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

(f)           Section 3(a) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “the earliest of (i), (ii) and (iii) being herein referred to as the “Distribution Date”” in the fifth parenthetical of Section 3(a):

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Distribution Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

(g)           Section 3 of the Agreement is hereby amended and supplemented to add the following Section 3(d):

“(d) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of an Exempt Event.”

(h)           Section 11(a) of the Agreement is hereby amended and supplemented to add the following clause at the end thereof as Section 11(a)(iv):

“(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or deemed to be, or result in, a Section 11(a)(ii) Event, and this Section 11(a) shall not apply to any Exempt Event.”

(i)           Section 13 of the Agreement is hereby amended and supplemented to add the following clause at the end thereof as Section 13(f):

“(f) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or deemed to be, or result in, a Section 13 Event, and this Section 13 shall not apply to any Exempt Event.”

(j)           Section 23 of the Agreement is hereby amended and supplemented to add the following Section 23(c):

“(c) Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the Merger Agreement), this Agreement shall terminate and shall have no further force and effect and the Rights shall expire and become null and void, without any payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights.”

2.      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

3.      Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.      Effectiveness.  This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement.  Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

5.      Severability.  If any term, provision, covenant or restrictions of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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In Witness Whereof, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

UNITED RETAIL GROUP, INC.

By:	/s/ Raphael Benaroya
Name:	Raphael Benaroya
Title:	Chairman, President and
Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Mark B. Zimkind
Name:	Mark B. Zimkind
Title:	Vice President